BANTA CORPORATION
              1988 DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

                                Article I
                               Definitions
    Except as otherwise expressly provided, each of the following terms used herein shall have the meaning set forth below:
    1.      Account.  The "Account" means the account established for
bookkeeping purposes by the Company under the Plan and the Participant's
Deferred Compensation Agreement.
    2. Benefit and Benefit Period. The "Benefit" shall be the payment relating to Normal Retirement, death or Other Termination set forth and the "Benefit Period" shall be the period relating to such Benefit set forth in the Participant's Deferred Compensation Agreement. The Benefit Period shall not exceed ten (10) years.
    3. Company. The "Company" shall mean Banta Corporation, a Wisconsin corporation, and all of its consolidated subsidiaries.
    4. Compensation Committee. The "Compensation Committee" shall be those directors designated by the Board of Directors from time to time to serve on the Compensation Committee.  The Compensation Committee shall be responsible for administration of the Plan. The Compensation Committee is authorized to interpret any provisions of the Plan, and any such interpretation shall be conclusive and binding on all parties concerned.
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    5.      Deferral Amount and Deferral Period.  The "Deferral Amount" shall be the amount of compensation to be annually deferred, not to exceed ten percent (10%) of: (i) the Participant's base salary for the year in which the
Participant begins participation in the Plan (the "Commencement Year"); or
(ii) $150,000, whichever is less, unless the Participant has less than ten
(10) years until Normal Retirement, in which event the Participant may annually defer a greater percentage of such compensation as described in
Article II, Section 2 of the Plan. The "Deferral Period" shall be the period during which the Participant is deferring the Deferral Amount and shall not exceed ten (10) years. The Deferral Amount and the Deferral Period shall be set forth in the Participant's Deferred Compensation Agreement.
    6. Deferred Compensation Agreement. The "Deferred Compensation Agreement" shall be the agreement between the Company and the Participant pursuant to which the Participant elects to participate in the Plan. The Deferred Compensation Agreement shall set forth (i) Deferral Amount and the Deferral Period; (ii) the Benefit to be paid by the Company to the Participant during the Benefit Period and the Benefit Period; and (iii) the Disability Benefit and Disability Benefit Period applicable in the event of the Participant's Disability.
    7.      Disability; Disability Benefit; Disability Benefit Period;
Disability Level Payment Amount; and Disability Level Payment Amount Period. "Disability" shall mean the Participant's permanent and total disability as determined by the Board of Directors of the Company prior to the Participant's Normal Retirement or Other Termination. The "Disability Benefit" shall be the Disability payment set forth and the "Disability Benefit Period" shall be the period relating to such Disability Benefit set forth in the Participant's
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Deferred Compensation Agreement.  The "Disability Level Payment Amount" shall mean the amount determined by amortizing the sum of (i) the amount standing in the Participant's Account as of the date of the Participant's Disability as set forth by the Board of Directors of the Company in making the determination of Disability; and (ii) the amount of the additional credits to the Account from the date of Disability to the date the Participant becomes age 65 as described in Article II, Section 1 (b) of the Plan, over a period of time equal to the Participant's Benefit Period as designated in Section 2 of the Participant's Deferred Compensation Agreement (the "Disability Level Payment Amount Period") in accordance with a Level Payment Amortization Schedule assuming monthly installments and an interest rate of ten percent (10%) per annum.
    8. Level Payment Amount. The "Level Payment Amount" shall mean the amount determined by amortizing the amount standing to the Participant's credit in the Account as of the date of the Participant's Termination of Employment over the Participant's Benefit Period in accordance with a Level Payment Amortization Schedule assuming monthly installments and an interest rate of ten percent (10%) per annum.
    9. Normal Retirement. "Normal Retirement" shall mean termination of employment by Participant at a date no earlier than Participant's reaching age 65.
    10. Other Termination. "Other Termination" shall be the termination of Participant's employment with the Company other than upon Normal Retirement, death or Disability.
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    11.     Participant.  A "Participant" means any executive or other key employee of the Company who is designated by the Compensation Committee as a Participant in the Plan and elects to so participate.
    12. Plan. The "Plan" means the Company's Deferred Compensation Plan for Key Employees adopted by the Company's Board of Directors on October 25, 1988, as amended.
    13. Supplemental Retirement Plan. The "Supplemental Retirement Plan" means the Company's Supplemental Retirement Plan for Key Employees which became effective as of January 1, 1980, as amended.
    14. Termination Date. The "Termination Date" shall mean with respect to each Participant the earliest to occur of the following events:
    a)      Death;
    b)      Normal Retirement;
    c)      Disability; or
    d)      Other Termination


                                   Article II
                                   Operation
    1. Credits to the Account. The Company shall make credits to the Account as follows:
            (a) Annual Credits. The Company shall credit the Participant's Account with the Deferral Amount set forth in the Participant's Deferred Compensation Agreement per calendar year until the end of the Participant's Deferral Period as set forth in such Agreement or until the Participant's Termination Date, whichever occurs first, commencing
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on the date set forth in such Agreement.  Such amount shall be credited to the
Account by the Company in equal installments on the Company's regular payroll dates, except that no such credits shall be made after the Participant's Termination Date.
            (b) Additional Credits. Until payment of the Benefit or the Disability Level Payment Amount, in the event of the Participant's Disability, commences, additional credits will be made to the Account by the Company on January 1 and July 1 of each year commencing on July 1, of the Commencement Year. Each such additional credit shall be in an amount equivalent to interest at the rate of ten percent (10%) per annum on the outstanding balance of the Account from time to time, computed in the case of the first additional credit, from the first day of the month immediately following the date of the Participant's Deferred Compensation Agreement up to and including the date immediately prior to the date the additional credit is made and, in the case of subsequent additional credits, from the date of the last preceding additional credit, up to and including the date prior to the date the additional credit is made.
    2. Catch-up Provision. Any Participant who is over age 55 and thus has a Deferral Period of less than ten (10) years, may elect to defer more than ten percent (10%) annually so that such Participant's aggregate Deferral
Amounts upon Normal Retirement equal the lesser of his base salary for the Commencement Year or $150,000 (the "Targeted Deferral"). The Deferral Amount under this "catch-up" provision shall be set forth in the Participant's
Deferred Compensation Agreement and shall be either (i) an amount equal to the Targeted Deferral divided by the number of years in the Deferral Period (the "Amortized Catch-up"); or (ii) an amount equal to the Targeted Deferral divided by ten (10) for each
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year of the Deferral Period except the initial year, for which the Deferral
Amount shall be an amount equal to the Targeted Deferral less the sum of the Deferral Amounts to be made in the remainder of the Deferral Period (the "Lump Sum Catch-up").
          The following example, which assumes a Targeted Deferral of $100,000, is intended to clarify the operation of this Section 2:



                      Participant Deferral Amount   Participant Deferral Amount
       Age     Year   (Amortized  Catch-up)         (Lump Sum Catch-up)
       60      1      $20,000.00                    $60,000.00
       61      2      $20,000.00                    $10,000.00
       62      3      $20,000.00                    $10,000.00
       63      4      $20,000.00                    $10,000.00
       64      5      $20,000.00                    $10,000.00




    3. Payment of Benefit, Disability Benefit and Disability Level Payment Amount. The payment of the Benefit or Disability Benefit, as the case may be, shall commence as of the first day of the next calendar quarter following the Participant's Normal Retirement, death, retirement after attaining age 62, or Disability whichever occurs first. In the event of Participant's Other Termination, except for retirement after attaining age 62 but prior to Normal Retirement, payment of the Benefit shall commence as of the first day of the next calendar quarter following the date on which Participant becomes age 65. The Company shall pay the Participant, in substantially equal monthly installments, the Benefit, Disability Benefit or Disability Level Payment Amount per year for the Benefit Period, Disability Benefit Period, or Disability Level Payment Amount Period, as the case may be, as specified
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or described in the Participant's Deferred Compensation Agreement.  Provided,
however, that notwithstanding the foregoing, in the case of a person who becomes a Participant after December 31, 1993, in the event of such Participant's Other Termination (except for retirement after attaining age 62 but prior to Normal Retirement) the entire Benefit shall be paid to such Participant (or such Participant's designated beneficiary or estate) in a lump sum within 30 days after such Other Termination, and shall include a credit computed as provided in Article II, Section 1 (b) from the date of the last preceding additional credit referred to therein up to and including the date of such Other Termination. In the event of the Participant's death after Normal Retirement or Other Termination and before or during the Benefit
Period, all subsequent payments shall be paid to the Participant's designated beneficiary or estate as hereinafter provided for the remainder of the Benefit Period. In the event of the Participant's death after Disability and before or during the Disability Benefit Period, the Disability Benefit shall cease and the Company shall pay the Participant's designated beneficiary or estate as hereinafter provided, in substantially equal monthly installments, the Benefit per year for the Benefit Period, commencing on the first day of the next calendar quarter following such death.

In the event of the Participant's death after the payment of the Disability Level Payment Amounts has commenced, all subsequent payments shall be paid to the Participant's designated beneficiary or estate as hereinafter provided for the remainder of the Disability Level Payment Amount Period.
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Notwithstanding the foregoing or anything in this Plan to the contrary, in the event of a change in control of the Company as such term is defined in the Banta Corporation Executive Trust Agreement, a Participant (or his estate or designated beneficiary) shall be entitled to receive a lump sum payment in lieu of any other payment called for by this Plan or the Participant's
Deferred Compensation Agreement, determined as follows:

(a) In the event that the Participant (or his estate or designated beneficiary) has become eligible to receive payments under his Deferred Compensation Agreement prior to the date of such change in control by reason of death, Disability, Normal Retirement or Other Termination, the lump sum payment shall be equal to the present value of the future payments the Participant (or his estate or designated beneficiary) would otherwise be eligible to receive under his Deferred Compensation Agreement, determined by using the interest rate described in the Plan, compounded monthly. In the case of a Participant who has become eligible to receive or who is receiving the Disability Benefit, the lump sum payment shall be determined by assuming that such Participant would otherwise have received the Disability Benefit for the remainder of the Disability Benefit Period and the Disability Level Payment Amount for the entire Disability Level Payment Amount Period.

(b) In the event the Participant has not become eligible to receive any payments under his Deferred Compensation Agreement prior to the date of such change in control, the amount of the lump sum payment shall be the amount standing to the Participant's Account as of the date of the change in control.

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                                Article III
                             General Provisions
    1. Supplemental Retirement Plan. The amount of compensation deferred by the Participant pursuant to the Plan and the Participant's Deferred Compensation Agreement shall be added to the amount of compensation covered by the Company's Supplemental Retirement Plan to prevent any reduction in the Participant's benefits under the Company's pension plan as a result of such deferrals of compensation.
    2. Beneficiary. The Participant may by written notice addressed to the Secretary of the Company designate a beneficiary to receive the payments to which he is entitled under his Deferred Compensation Agreement in the event of his death prior to receipt of all such payments. If the Participant fails to make such a designation, or in the event the designated beneficiary predeceases the Participant and no successor has been designated, payments becoming due pursuant to such Deferred Compensation Agreement after the Participant's death shall be made to his estate.
    3. Other Benefits. Nothing in this Plan or in the Participant's Deferred Compensation Agreement shall affect the rights of the Participant or the Company under any stock option plan, pension plan, insurance plan or other benefit plan of the Company in which the Participant participates or under any other contract between the Participant and the Company.
    4. Status of Account. The Account and amounts credited thereto by the Company pursuant to the Plan and the Participant's Deferred Compensation Agreement shall not constitute or be treated as a trust fund of any kind. On the contrary, the Company shall
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not be required to set aside any amounts credited to the Account and all amounts at any time credited to the Account shall be and remain the sole property of the Company. The Participant shall have no ownership rights of any nature with respect to amounts credited to the Account until such time as amounts are paid over and transferred to the Participant as provided herein and in the Participant's Deferred Compensation Agreement. Neither the Participant or one acting for him after his death shall have power to transfer, assign, anticipate, mortgage, or otherwise encumber in advance any of the payments provided for in the Plan and the Participant's Deferred Compensation Agreement, nor shall any of said payments nor any assets or funds of the Company be subject to seizure for the payment of any debts, judgements, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency, or otherwise.
    5. Withholding of Taxes. There shall be deducted from each payment under the Participant's Deferred Compensation Agreement, the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the Participant or other person entitled to such distribution.
    6. Termination; Amendment. The Company's Board of Directors may at any time terminate or amend the Plan as it, in its sole discretion, shall deem advisable. No termination or amendment of the Plan may, without the consent of the Participant, adversely affect the rights of the Participant.